Exhibit 10.19

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, dated as of May 7, 2008 (the “Effective Date”), is by and between COHEN BROTHERS, LLC (“Company”) and JOSEPH W. POOLER, JR. (“Executive”).

WHEREAS, Executive is currently employed by Company, but without an employment agreement;

WHEREAS, Company wishes to continue the employment of Executive pursuant to the terms of this Agreement, and Executive wishes to continue Executive’s employment on the terms set forth below; and

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. Term. The initial term of this Agreement shall commence on the Effective Date, and shall end, unless sooner terminated as provided in herein, on December 31, 2008. The initial term shall be renewed automatically for additional consecutive periods of one year from the date corresponding to the end of such initial term (and each renewal term), unless sooner terminated as provided in Section 4 or Section 5. The period during which Executive is employed hereunder being hereinafter referred to as the “Term.”

2. Duties. During the Term, Executive shall be employed by Company and its subsidiaries as Chief Financial Officer, reporting directly to the Chief Executive Officer, and, as such, Executive shall faithfully perform for Company the duties of said offices and shall perform such other comparable duties of an executive, managerial or administrative nature as shall be specified and designated from time to time by the Board of Managers of Company (the “Board”). Executive shall devote substantially all of his business time and effort to the performance of his duties hereunder.

3. Compensation.

3.1 Salary. Company shall pay Executive during the Term a salary at a minimum rate of $250,000 per annum (the “Annual Salary”), in accordance with the customary payroll practices of Company applicable to senior executives. The Board periodically shall review Executive’s Annual Salary and may provide for such increases therein as it may in its discretion deem appropriate; provided that Executive’s Annual Salary shall be increased by no less than 10% per annum as of January 1, 2009, and January 1, 2010. Any such increased salary shall constitute the “Annual Salary” as of the time of the increase.

3.2 Bonus. During the Term, in addition to the Annual Salary, for each calendar year of Company ending during the Term, Executive shall have the opportunity to receive, no later than March 15 of the following year, an annual bonus in an amount and on such terms to be determined by the Board, but in any event not less than $300,000 for the entire calendar year (pro rated if Executive is employed by Company for less than the entire calendar year of Company by multiplying such bonus by a fraction (x) the numerator of which is the number of days in the calendar year preceding the termination and (y) the denominator of which is 360), provided, if Executive’s employment terminates for Cause, Executive will not have earned, nor be eligible to receive, any bonus not yet paid as of the date of the notice of termination. Nothing contained in the foregoing shall limit Executive’s eligibility to receive any other bonus under any other bonus plan, stock option or equity—based plan, or other policy or program of Company or any affiliate of Company.

3.3 Equity Compensation Plan. Executive shall be entitled to otherwise participate in the Company’s Amended 2005 Key Employee Unit Option Plan (the “Plan”), and other Company equity plans and may without limitation be granted Options (as such term is defined in the Plan) to purchase units of membership interests in the Company, at the then fair market value strike price determined by the Committee (as defined in the Plan) under the Plan in the discretion of the Committee, as defined in the Plan.

3.4 Benefits-In General. Executive shall be permitted during the Term to participate in any group life, hospitalization or disability insurance plans, health programs, retirement plans, 401k plans, fringe benefit programs and other benefits that may be available to other senior executives of Company generally, in each case to the extent that Executive is eligible under the terms of such plans or programs.

3.5 Vacation. Executive shall be entitled to vacation of no less than 20 business days per year, to be credited in accordance with Company’s policies.

3.6 Expenses.

(a) Company shall pay or reimburse Executive for all ordinary and reasonable out- of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by Executive during the Term in the performance of Executive’s services under this Agreement, in accordance with Company’s policies regarding such reimbursements. The amount of expenses eligible for reimbursement during any calendar year shall not affect the expenses eligible for reimbursement in any other calendar year, and the reimbursement of an eligible expense shall be made as soon as practicable after the Executive submits the request for such reimbursement, but not later than December 31 following the calendar year in which the expense was incurred.

(b) In addition, Company shall reimburse Executive, or pay directly, the reasonable costs and expenses of Executive in connection with negotiating and drafting of this Agreement, but in no event shall the Company reimburse or pay an amount greater than $2,500.

4. Termination upon Death or Disability.

4.1 If Executive dies during the Term, the Term shall terminate as of the date of death, and the obligations of Company to or with respect to Executive shall terminate in their entirety upon such date except as otherwise provided under this Section 4.

4.2 If Executive is unable to perform substantially and continuously the duties assigned to him due to a disability as defined for purposes of Company’s long-term disability plan then in effect, or, if no such plan is in effect, by virtue of ill health or other disability for more than 180 consecutive or nonconsecutive days out of any consecutive 12-month period, Company shall have the right, to the extent permitted by law, to terminate the employment of Executive upon notice in writing to Executive.

4.3 Upon termination of employment due to death or disability, (i) Executive (or Executive’s estate or beneficiaries in the case of the death of Executive) shall be entitled to receive any Annual Salary and other benefits earned and accrued under this Agreement prior to the date of termination (and reimbursement under this Agreement for expenses incurred prior to the date of termination); (ii) without duplication of any amounts due under clause (i) , Executive (or Executive’s estate or beneficiaries in the case of the death of Executive) shall receive an amount equal to the annual bonus that, in the absence of such termination, would have been payable for the calendar year in which termination occurs, payable at such time as would have applied in the absence of such termination, with such amount to be multiplied by a fraction (x) the numerator of which is the number of days in the calendar year preceding the termination and (y) the denominator of which is 360; (iii) all outstanding unvested Options pursuant to the Plan held by Executive shall fully vest and become immediately exercisable, as applicable, and subject to the terms of such Plan; and (iv) Executive (or Executive’s estate or beneficiaries in the case of the death of Executive) shall have no further rights to any other compensation or benefits hereunder, or any other rights hereunder (but, for the avoidance of doubt, shall receive such disability and death benefits as may be provided under Company’s plans and arrangements in accordance with their terms).

5. Certain Terminations of Employment; Certain Benefits.

5.1 Termination by Company for Cause; Termination by Executive without Good Reason.

(a) For purposes of this Agreement, “Cause” shall mean Executive’s:

(i)	indictment of or formal admission to a felony, or any crime of moral turpitude, dishonesty;

(ii)	indictment of or formal admission to fraud, misappropriation or embezzlement;

(iii)	continued and repeated gross insubordination after written notice thereof by the CEO;

(iv)	continued and repeated failure to materially adhere to the directions of the CEO, to adhere to Company’s written policies and practices or to devote a substantial majority of his business time and efforts to Company and its subsidiaries and/or affiliates; or

(v)	material breach of any of the provisions of Section 6;

provided that Company shall not be permitted to terminate Executive for Cause except on written notice given to Executive at any time not more than 30 days following the occurrence of any of the events described in clause (iii) through (v) above (or, if later, Company’s knowledge thereof). No termination for Cause under clause (i) through (v) shall be effective unless the Board makes a determination that Cause exists after notice to Executive, and Executive has been provided with an opportunity (with counsel of his choice) to contest the determination at a meeting of the Board.

(b) Company may terminate this Agreement and Executive’s employment hereunder for Cause, and Executive may terminate his employment on at least 30 days’ written notice given to Company. If Company terminates Executive for Cause, or Executive terminates his employment and the termination by Executive is not for Good Reason in accordance with Section 5.2, (i) Executive shall receive Annual Salary and other benefits earned and accrued under this Agreement prior to the termination of employment (and reimbursement under this Agreement for expenses incurred prior to the termination of employment); and (ii) Executive shall have no further rights to any other compensation or benefits under this Agreement on or after the termination of employment. For avoidance of doubt, pursuant to Section 3.2, if terminated for Cause, Executive shall not have earned any bonus not yet paid as of the date of the notice of termination.

5.2 Termination by Company without Cause; Termination by Executive for Good Reason.

(a) For purposes of this Agreement, “Good Reason” shall mean, unless otherwise consented to by Executive, the occurrence of any one or more of the following:

(i)	The assignment of Executive to duties materially inconsistent with the

Executive’s authorities, duties, responsibilities, and status (including titles and reporting requirements) as an officer of Company, or a material reduction or alteration in the nature or status of the Executive’s authorities, duties, or responsibilities from those in effect as of the Effective Date (or as subsequently increased), other than an insubstantial and inadvertent act that is remedied by Company promptly after receipt of notice thereof given by the Executive;

(ii)	Company’s requiring Executive to be based at a location in excess of 35 miles from the location of Executive’s principal job location or office as of the Effective Date, except for required travel on Company’s business to an extent substantially consistent with the Executive’s present business obligations;

(iii)	Company’s material and willful breach of this Agreement;

(iv)	a reduction in Annual Salary of Executive or failure to pay the minimum bonus required by Section 3.2;

(v)	The failure of Company to maintain Executive’s relative level of coverage under Company’s employee benefit or retirement plans, policies, practices, or arrangements in which the Executive participates as of the Effective Date, both in terms of the amount of benefits provided and the relative level of Executive’s participation. For this purpose, Company may eliminate and/or modify existing programs and coverage levels; provided, however, that Executive’s level of coverage under all such programs must be at least as great as is such coverage provided to executives who have the same or lesser levels of reporting responsibilities within Company’s organization;

(vi)	The failure of Company to obtain a satisfactory agreement from any successor to Company to assume and agree to perform Company’s obligations under this Agreement; and

Executive’s right to terminate employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute a consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein.

Notwithstanding the foregoing, (i) Good Reason shall not be deemed to exist unless written notice of termination on account thereof (specifying a termination date no later than 30 days from the date of such notice) is given to the Company and to the CEO no later than 30 days after the time at which the event or condition purportedly giving rise to Good Reason first occurs or arises, and (ii) if there exists (without regard to this clause (ii)) an event or condition that constitutes Good Reason, Company shall have 15 days from the date notice of such a termination is given to cure such event or condition and, if Company does so, such event or condition shall not constitute Good Reason hereunder.

(b) Company may terminate Executive’s employment and Executive may terminate Executive’s employment with Company at any time for any reason or no reason and Executive is an at will employee of the Company. If Company terminates Executive’s employment and the termination is not covered by Section 4 or 5.1, or Executive terminates his employment for Good Reason, or in the event that the Company determines (by written notice to Executive) to terminate the automatic term renewal of this Agreement (as described in Section 1), other than any non-renewal that occurs due to a termination described in Section 4 or 5.1:

(i)	Executive shall, within 15 calendar days of any final determination, receive a single-sum payment equal to accrued but unpaid Annual Salary and other benefits (including any pro rated bonus) earned and accrued under this Agreement prior to the termination of employment (and reimbursement under this Agreement for expenses incurred prior to the termination of employment);

(ii)	Executive shall within 15 calendar days receive a single-sum payment of an amount equal to the “Severance Amount” (as such term is defined below);

(iii)	all outstanding unvested Options held by Executive pursuant to the Plan in Company shall fully vest and shall become immediately exercisable, as applicable and subject to the Plan;

(iv)	pay for outplacement assistance appropriate for Executive’s position (purchased through Company) with a reputable provider, for a period of one year immediately following termination, not to exceed $25,000; and

(v)	continued family coverage, without incremental cost to Executive, in Company sponsored health and dental plans at current cost for the period of time as determined in item (i) below — for avoidance of doubt, and as permitted by applicable laws, this does not include (and will be in addition to) the required eligible COBRA period.

The term “Severance Amount” means:

(i)	greater of (a) 9 or (b) two times Qualifying Years of Service; multiplied by

(ii)	Monthly Benchmark Compensation

Where,

“Qualifying Years of Service” = the number of years Executive worked for Company, or any affiliate of Company, and the date of termination of this Agreement (not rounded to the nearest year, but expressed including any fractional years); and

“Monthly Benchmark Compensation” = the highest total cash compensation paid to Executive in any single calendar year during the Term or the two calendar years preceding the Term, including both annual salary (prior to this Agreement), Annual Salary and bonus, divided by 12. For purposes of the foregoing, total cash compensation paid is the amount reported on Executive’s W-2 for the year as well as the K-1 guaranteed payments as a member of Company.

5.3 Change of Control. Without duplication of the foregoing, upon a “Change of Control” (as defined below) while Executive is employed, all outstanding unvested equity-based awards (in Company) shall fully vest and shall become immediately exercisable, as applicable. In addition, if, after a Change of Control, Executive terminates his employment with Company within six months following the date of a Change of Control, such termination shall be deemed a termination by Executive for Good Reason covered by Section 5.2. For purposes of this Agreement, “Change in Control” shall mean the happening of any of the following:

(i)	any “person,” including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but excluding Company, any entity controlling, controlled by or under common control with Company, any employee benefit plan of Company or any such entity, and Executive and any “group” (as such term is used in Section 13(d)(3) of the Exchange Act) of which Executive is a member) is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of Company representing 50% or more of either (a) the combined voting power of Company’s then outstanding securities or (b) the then outstanding common shares of Company (in either such case other than as a result of an acquisition of securities directly from Company);

(ii)	any consolidation or merger of Company where the members of Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, interests representing in the aggregate 50% or more of the combined voting power of the securities of the entity issuing cash or securities in the consolidation or merger (or of its ultimate parent entity, if any);

(iii)	there shall occur (a) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of Company, other than a sale or disposition by Company of all or substantially all of Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by “persons” (as defined above) in substantially the same proportion as their ownership of Company immediately prior to such sale or (b) the approval by the members of Company of any plan or proposal for the liquidation or dissolution of Company; or

(iv)	the members of the Board at the beginning of any consecutive 24- calendar-month period (the “Incumbent Managers”) cease for any reason other than due to death to constitute at least a majority of the members of the Board; provided that any Manager whose election, or nomination for election by Company’s members, was approved by a vote of at least a majority of the members of the Board then still in office who were members of the Board at the beginning of such 24-calendar-month period, shall be deemed to be an Incumbent Manager.

; provided, however, Executive’s right to terminate this Agreement and receive the Severance Amount shall be conditioned on Executive’s being available to provide transition services for up to six months following such termination, at the request of Company and for the compensation and benefits provided to Executive immediately prior to such termination.

5.4 Parachutes. If any amount payable to or other benefit receivable by Executive pursuant to this Agreement is deemed to constitute a “Parachute Payment” (as defined below), alone or when added to any other amount payable or paid to or other benefit receivable or received by Executive which is deemed to constitute a Parachute Payment (whether or not under an existing plan, arrangement or other agreement), and would result in the imposition on Executive of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then, in addition to any other benefits to which Executive is entitled under this Agreement, Executive shall be paid by Company an amount in cash equal to the sum of the excise taxes payable by Executive by reason of receiving Parachute Payments plus the amount necessary to put Executive in the same after-tax position (taking into account any and all applicable federal, state and local excise, income or other taxes at the highest applicable rates on such Parachute Payments and on any payments under this Section 5.4 as if no excise taxes had been imposed with respect to Parachute Payments). “Parachute Payment” shall mean a “parachute payment” as defined in Section 280G of the Code. The calculation under this Section 5.4 shall be as determined by Company’s accountants.

6. Covenants of Executive.

6.1 During and after the period of Executive’s employment with Company and its affiliates, Executive shall keep secret and retain in confidence all confidential matters relating to Company’s business and the business of any of its affiliates and to Company and any of its affiliates, learned by Executive heretofore or hereafter directly or indirectly from Company or any of its affiliates (the “Confidential Company Information”); and shall not disclose such Confidential Company Information to anyone outside of Company except with Company’s express written consent and except for Confidential Company Information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of Executive or is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement.

6.2 “Confidential Company Information” shall not include information (i) obtained from a third party (other than the Company, its subsidiaries or affiliates, and any of their employees or agents) lawfully in possession of such information and without a breach of such third party’s obligations of confidentiality; (ii) is or becomes available to the public other than as a consequence of a breach by any individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization of any fiduciary duty or obligation of confidentiality; (iii) is developed by Executive independently of, or was known by Executive prior to, any disclosure of such information made to Executive, from a source not bound by a confidentiality obligation; (iv) is required to be disclosed by order of a court of competent jurisdiction, administrative agency or governmental body, or by any law, rule or regulation, or by subpoena, summons or any other administrative or legal process or proceeding, including without limitation in connection with litigation pertaining hereto, and no suitable protective order, or equivalent remedy, is available, so long as Executive, if legally permitted to do so, gives the Company written notice of such required disclosure and the Company is given an opportunity to obtain a protective order or equivalent remedy; or (v) is disclosed with the written consent of Company (other than consent obtained by the Executive on behalf of the Company).

6.3 During the period of Executive’s employment with the Company, and the period ending one year following the termination of Executive’s employment with the Company (for any reason), Executive agrees that he will not, directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or its affiliates to leave the employ of the Company or such affiliates, or in any way interfere with the relationship between the Company and any of its affiliates and any employee thereof, or (ii) hire any person who was an employee of the Company or any of its affiliates or subsidiaries within 180 days after such person ceased to be an employee of the Company or any of its affiliates.

7. Other Provisions

7.1 Notices. Any notices, requests, demands and other communications which are required or may be given under this Agreement must be in writing, may be sent in any commercially reasonable manner that provides proof of delivery (or refusal to accept delivery) and will be considered to have been given when received, when delivery is refused or when the sender can otherwise demonstrate, as follows:

(i)	If to Company to:

Cohen Brothers, LLC

2929 Arch Street

17th Floor

Philadelphia, Pennsylvania 19104

Attention: James J. McEntee, Chief Operating Officer

(ii)	If to Executive, to the address set forth in Company’s personnel files for said Executive.

Any such person may by notice given in accordance with this Section 7.1 to the other parties hereto designate another address or person for receipt by such person of notices hereunder.

7.2 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

7.3 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

7.4 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAW WHICH COULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE COMMONWEALTH OF PENNSYLVANIA.

7.5 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of Executive) and assigns. No rights or obligations of Company under this Agreement may be assigned or transferred by Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of Company; provided, however, that such assignee or transferee assumes the liabilities, obligations and duties of Company, as contained in this Agreement, either contractually or as a matter of law.

7.6 Withholding. Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding it determines to be required by law.

7.7 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

7.8 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

7.9 Survival. Anything contained in this Agreement to the contrary notwithstanding, the provisions of Sections 5 and 6 and any other provisions of this Agreement expressly imposing obligations that survive termination of Executive’s employment hereunder, shall survive termination of this Agreement and any termination of Executive’s employment hereunder.

7.10 Existing Agreements. Executive represents to Company that he is not subject or a party to any employment or consulting agreement, non-competition covenant or other agreement, covenant or understanding which might prohibit him from executing this Agreement or limit his ability to fulfill his responsibilities hereunder.

7.11 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

7.12 Arbitration. In consideration of your continued employment by Company or its affiliates or subsidiaries, and in further consideration of Company’s agreement to be bound to the terms of the mutual agreement to arbitrate set forth in this Section 7.12, Executive hereby agrees that, with the exception of claims for unemployment compensation and workers’ compensation and actions to enforce the non-solicitation of employees provision above in Section 6.3, any claim or controversy arising out of or relating to Executive’s employment by Company pursuant to this Agreement, including Executive’s compensation or the termination of Executive’s employment under this Agreement, shall be submitted to arbitration before the American Arbitration Association (“AAA”) and resolved in accordance with the rules, then in effect, of the AAA, provided that the arbitrator(s) shall be required to follow and apply the law of Pennsylvania that would be applicable to any such claim(s) or controversy(ies) if it/they had been asserted in court, including as to any statute of limitations. The Company will pay the costs and fees associated with the arbitration, with the exception of any initial case filing fee, subject to reallocation at the discretion of the arbitrator(s) in the award. The award rendered in arbitration shall be final and binding, and judgment upon the award may be entered in any court of competent jurisdiction. To the fullest extent permitted by applicable law, this arbitration agreement applies (but is not limited) to statutory discrimination, harassment, leave, employee benefit, retaliation and whistleblower claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, or any other federal, state or local discrimination, wage payment, leave, employee benefit, whistleblower or fair employment practices law, statute or regulation, or common law. Executive understands and agrees that this Section 7.12 waives his right to file a lawsuit or to have a jury trial over any claim covered by this Agreement, any right to bring or litigate any such claim as a class or collective action, and any right to act as a class representative or to participate as a member of a class of claimants with respect to any such claim. If any part or term of this Section 7.12 is later held to be illegal, invalid or unenforceable, the validity of the remaining provisions of the Agreement shall not be affected and the other obligations and promises will be enforced as if this Agreement did not contain the part or term held to be illegal, invalid or unenforceable. Company hereby informs Executive to consider having Executive’s attorney to review this Agreement, particularly this Section 7.12 regarding arbitration.

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

COHEN BROTHERS, LLC

By:	/s/ CHRISTOPHER RICCIARDI
Name: Christopher Ricciardi Title: Chief Executive Officer

By:	/s/ JAMES J. MCENTEE, III
Name: James J. McEntee, III Title: Chief Operating Officer

/s/ JOSEPH J. POOLER, JR.
Joseph W. Pooler, Jr.